Exhibit 99.1

RXSIGHT, INC. REPORTS FOURTH QUARTER AND 2025 RESULTS; ISSUES 2026 GUIDANCE

Aliso Viejo, Calif. – February 25, 2026 – RxSight, Inc. (NASDAQ: RXST) today reported financial results for the quarter and full year ended December 31, 2025.

Strategic Highlights and Recent Developments

•
2025 Light Adjustable Lens (LAL® and LAL+®) unit sales increased 12% to 109,615
•
Over 300,000 RxSight LAL procedures performed since launch, reinforcing the benefits of post-operative adjustability in clinical practice
•
Light Delivery Devices (LDD™) installed base expanded to 1,134, providing a strong foundation for future procedure growth
•
RxSight’s FDA Post-approval study results, demonstrating statistically superior outcomes for LAL eyes compared to historical results from contemporary toric IOLs, were accepted for publication in the Journal of Cataract & Refractive Surgery
•
Regulatory approval received in Australia, expanding the company’s addressable international opportunity

“Based on our fourth quarter results, we believe that the commercial initiatives implemented in the second half of 2025 are showing early signs of progress,” said Ron Kurtz, President and Chief Executive Officer of RxSight. “While there is still more work ahead, full year LAL growth reflected strong adoption as physicians and patients recognize the value of the company’s differentiated therapy. Our team remains committed to driving the disciplined execution that supports doctors as they deliver the benefits of high-quality customized vision to their patients.”

Fiscal Year 2025 Financial Results

Full-year 2025 global sales of $134.5 million decreased 4% versus the prior year. LAL revenue growth of 12% was offset by a 48% decrease in LDD system sales compared to 2024.

2025 gross profit was $103.0 million, or 76.6% of revenue compared to gross profit of $98.9 million, or 70.7% of revenue in 2024. The increase in gross margin was primarily due to a greater percentage of revenue from LAL sales.

Operating expenses for 2025 were $151.2 million, an 11% increase compared to $135.8 million in 2024. The increase was driven primarily by strategic investments to support our expanding commercial and operational footprint, in addition to research and development and marketing activities. The company is building international infrastructure and maintains regulatory approvals for the RxSight system in North America, Europe, Singapore, South Korea and, most recently, Australia.

In 2025, net loss was $(38.9) million, or $(0.95) per share on a basic and diluted basis compared to a net loss of $(27.5) million, or $(0.71) per share on a basic and diluted basis in 2024. Adjusted net loss was $(7.3) million, or $(0.18) per share on a basic and diluted basis, in 2025, compared to an adjusted net loss of $(2.8) million, or $(0.07) per share on a basic and diluted basis in 2024.

As of December 31, 2025, cash, cash equivalents and short-term investments totaled $228.1 million.

Fourth Quarter Financial Results

In the fourth quarter of 2025, total revenue was $32.6 million, a decrease of 19% compared to $40.2 million in the fourth quarter of 2024, largely reflecting lower LDD revenue compared to record LDD placements in the prior year period. For the quarter, LAL revenue decreased 1% year over year, while LDD revenue decreased 72%. Sequential LAL procedure growth reflects steady activity across the installed base, supported in part by recent commercial initiatives and typical seasonal trends.

Fourth quarter gross profit was $25.3 million or 77.5% of revenue, a decrease of $3.5 million compared to gross profit of $28.8 million or 71.6% of revenue for the year-ago period. The increase in gross profit as percent of revenue was primarily driven by the favorable shift in product mix toward LAL sales.

Total operating expenses were $36.6 million, a 2% decrease from $37.4 million in the year-ago period. The decrease was driven by lower personnel costs, partially offset by continued investments to support LAL sales and advance the company’s research and development pipeline.

In the fourth quarter of 2025, the company reported a net loss of $(9.2) million, or $(0.22) per basic and diluted share, compared to a net loss of $(5.9) million, or $(0.15) per basic and diluted share in the fourth quarter of 2024. Adjusted net loss in the fourth quarter of 2025 was $(1.3) million, or $(0.03) per basic and diluted share, compared to an adjusted net gain of $1.3 million, or $0.03 per basic and diluted share in the fourth quarter of 2024.

Unit Sales Summary

Product	2025 Units Sold	YoY Change vs. 2024	Q4 2025 Units Sold	YoY Change vs. Q4 2024	QoQ Change vs. Q3 2025
Light Adjustable Lenses	109,615	+12%	28,611	(2%)	+10%
Light Delivery Devices	163	(47%)	25	(70%)	0%

2026 Guidance

The company provided its full year 2026 financial guidance as follows:

•
Revenue of $120.0 to $135.0 million, reflecting lower year-over-year LDD placements;
•
Gross margin of 70% to 72%, driven by higher per-unit manufacturing costs associated with lower LDD production volumes;
•
Operating expenses of $150.0 million to $160.0 million; and
•
Non-cash stock-based compensation expense of $30.0 million to $32.0 million.

Conference Call

On Wednesday, February 25, 2026, at 1:30 p.m. Pacific Time, the company will host a conference call to discuss its fourth quarter and full year 2025 financial results. To participate in the conference call, please dial (800) 715-9871 or (646) 307-1963 and enter the conference code: 3406720. The call will also be broadcast live in listen-only mode via a link on the company’s investor relations website at https://investors.rxsight.com/. An archived recording of the call will be available through the same link shortly after its completion.

About RxSight, Inc.

RxSight, Inc. is an ophthalmic medical device company dedicated to providing high-quality customized vision to patients following cataract surgery. The RxSight® Light Adjustable Lens system, comprised of the RxSight Light Adjustable Lens® (LAL®/LAL+®, collectively the “LAL”), RxSight Light Delivery Device (LDD™) and accessories, is the first and only commercially available intraocular lens (IOL) technology that can be adjusted after surgery, enabling doctors to customize and deliver high-quality vision to patients after cataract surgery. Additional information about RxSight can be found at www.rxsight.com.

Forward-Looking Statements

This press release contains forward-looking statements, including: statements regarding the company’s expectations that commercial initiatives implemented in the second half of 2025 are showing early signs of progress; statements relating to 2025 LAL growth and adoption trends in the United States; and statements concerning the company’s commitment to disciplined execution in support of physicians delivering customized vision solutions to their patients. Such statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed, implied or inferred by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "projects," "potential," or "continue" or the negative of such terms and other same terminology. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risk factors that may be found in the section entitled Part I, Item 1A (Risk Factors) in the Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission (SEC) on or about the date hereof, and the other documents that RxSight may file from time to time with the SEC. These and other factors may cause our actual results to differ materially from any forward-looking statement. We undertake no obligation to update any of the forward-looking statements after the date of this press release to conform those statements to reflect the occurrence of unanticipated events, except as required by applicable law.

Investor Relations Contact:

Oliver Moravcevic

VP, Investor Relations

omoravcevic@rxsight.com

RxSight, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS (UNAUDITED)

(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024

Sales	$32,607	$40,214	$134,479	$139,927
Cost of sales	7,344	11,426	31,470	40,984
Gross profit	25,263	28,788	103,009	98,943
Operating expenses:
Selling, general and administrative	27,694	28,209	112,651	101,434
Research and development	8,905	9,208	38,549	34,367
Total operating expenses	36,599	37,417	151,200	135,801
Loss from operations	(11,336)	(8,629)	(48,191)	(36,858)
Other income (expense), net:
Interest expense	(4)	(5)	(19)	(21)
Interest and other income	2,195	2,708	9,332	9,474
Loss before income taxes	(9,145)	(5,926)	(38,878)	(27,405)
Income tax expense	6	12	66	50
Net loss	$(9,151)	$(5,938)	$(38,944)	$(27,455)
Other comprehensive (loss) income
Unrealized (loss) gain on short-term investments	(13)	(344)	(136)	180
Foreign currency translation gain (loss)	5	(12)	23	(9)
Total other comprehensive (loss) income	(8)	(356)	(113)	171

Comprehensive loss	$(9,159)	$(6,294)	$(39,057)	$(27,284)

Net loss per share:
Basic and diluted	$(0.22)	$(0.15)	$(0.95)	$(0.71)
Weighted-average shares used in computing net loss per share:
Attributable to common stock, basic and diluted	41,175,725	40,356,756	40,850,739	38,867,726

RxSight, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except share and per share amounts)

	December 31,	December 31,
	2025	2024

Assets
Current assets:
Cash and cash equivalents	$19,949	$16,706
Short-term investments	208,179	220,517
Accounts receivable	23,383	30,050
Inventories, net	31,559	22,009
Prepaid and other current assets	4,389	4,541
Total current assets	287,459	293,823
Property and equipment, net	13,056	12,413
Operating leases right-of-use assets	9,959	11,217
Restricted cash	750	750
Other assets	590	360
Total assets	$311,814	$318,563
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$5,296	$4,544
Accrued expenses and other current liabilities	19,795	20,358
Lease liabilities	1,162	974
Total current liabilities	26,253	25,876
Long-term lease liabilities	9,878	11,322
Other long-term liabilities	—	127
Total liabilities	36,131	37,325
Commitments and contingencies
Stockholders' equity:
Common stock, $0.001 par value, 900,000,000 shares authorized, 41,242,005 shares issued and outstanding as of December 31, 2025 and 40,428,220 shares issued and outstanding as of December 31, 2024	41	40
Preferred stock, $0.001 par value, 100,000,000 shares authorized, no shares issued and outstanding	—	—
Additional paid-in capital	936,628	903,127
Accumulated other comprehensive loss	53	166
Accumulated deficit	(661,039)	(622,095)
Total stockholders' equity	275,683	281,238
Total liabilities and stockholders' equity	$311,814	$318,563

Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented under generally accepted accounting principles in the United States (“GAAP”), we believe certain non-GAAP measures, including adjusted net earnings (loss), and adjusted net earnings (loss) per share, basic and diluted, provide useful information to investors and are useful in evaluating our operating performance. For example, we exclude stock-based compensation expense because this expense is non-cash in nature and we believe excluding this item provides meaningful supplemental information regarding our operational performance and allows investors the ability to make more meaningful comparisons between our operating results and those of other companies.

We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP measures differently or may use other measures to evaluate their performance. A reconciliation is provided below for each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures, and not to rely on any single financial measure to evaluate our business.

Adjusted Net Earnings (Loss) and Adjusted Net Earnings (Loss) Per Share

Adjusted net earnings (loss) is a non-GAAP financial measure that we define as net earnings (loss) adjusted for stock-based compensation. We believe adjusted net earnings (loss) provides investors with useful information on period-to-period performance as evaluated by management and comparison with our past financial performance and is useful in evaluating our operating performance compared to that of other companies in our industry, as this metric generally eliminates the effects of certain items that may vary from company to company for reasons unrelated to overall operating performance.

Reconciliations of net earnings (loss) to adjusted net earnings (loss) and the presentation of adjusted net earnings (loss) per share, basic and diluted, are as follows:

	Three months ended December 31,		Year ended December 31,
	2025	2024	2025	2024
Common Stock
Numerator:
Net loss available to stockholders, basic and diluted	$(9,151)	$(5,938)	$(38,944)	$(27,455)
Add:
Stock-based compensation	7,818	7,282	31,612	24,635
Adjusted net (loss) income available to common stockholders, basic and diluted:	$(1,333)	$1,344	$(7,332)	$(2,820)

Denominator:
Weighted-average shares outstanding, basic	41,175,725	40,356,756	40,850,739	38,867,726
Weighted-average shares outstanding, diluted	41,175,725	45,622,429	40,850,739	38,867,726
Adjusted net earnings (loss) per share, basic	$(0.03)	$0.03	$(0.18)	$(0.07)
Adjusted net earnings (loss) per share, diluted	$(0.03)	$0.03	$(0.18)	$(0.07)